EXHIBIT 5.1

ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, CO 80127
Phone 303 466 4092 / Fax 303 466 4826

November 1, 2011

Re: Registration Statement on Form S-8

The Board of Directors
Takedown Entertainment Inc.
Las Vegas, Nevada

Gentlemen:

     On behalf of Takedown Entertainment Inc., you have requested my opinion as to the legality of the issuance by Takedown Inc., a Nevada corporation (the "Corporation") of up to 15,000,000 shares of Common Stock (the "Shares") pursuant to the Takedown Entertainment 2011 Stock Option Plan adopted on September 2, 2011 by the unanimous consent of the Board of Directors Corporation and my consent to include said opinion as an exhibit to a Registration Statement on Form S-8 (the "Registration Statement") for the 2011 Stock Option Plan to be filed on or about November 1, 2011.

Pursuant to your request I have reviewed and examined:

     (1) The Articles of Incorporation of the Corporation; (2) The Bylaws of the Corporation; (3) Certain resolutions of the Director of the Corporation; (4) The 2011 Stock Option Plan (5) The Registration Statement; and (6) Such other matters as I have deemed relevant to my opinion.

Based upon the foregoing, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

This opinion is furnished by me as special counsel to the Corporation and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent. In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/Dennis Brovarone
Dennis Brovarone
Attorney at Law